Exhibit 99.1

View Announces Q3 Results and Reaffirms 2022 Full Year Guidance; Completes $200M Financing

Q3 2022 Financial Highlights

•	Third quarter revenue of $24 million grew 46% q/q compared to $16 million in Q2 2022 and grew 26% y/y compared to $19 million for the same period in 2021

•

Year-to-date revenues of $57 million represent 25% y/y growth compared to $46 million for the same period in 2021 and year-to-date cost of revenue declined by 6% y/y compared to the same period in 2021

•

Revenue growth, cost reduction initiatives and working capital management significantly improved cash used in operations from $82 million in Q2 2022 to $51 million in Q3 2022, in line with management’s expectations for improving cash burn in 2H 2022

•	Management reaffirms full year 2022 revenue guidance of $100 million to $110 million

Key Announcements

•	View is seeing acceleration in customer interest following the passage of the Inflation Reduction Act of 2022 which includes a 30% to 50% Investment Tax Credit (ITC) for smart windows

•	View completed $200 million financing through the sale of convertible senior notes to support the Company’s continued growth and path to profitability

•	The investment was led by RXR-affiliated investment vehicles, with participation from USAA Real Estate, Anson Funds, and the Environmental Strategies Group of BNP Paribas Asset Management

•	Scott Rechler, Chairman and CEO of RXR, has joined View’s Board of Directors

Milpitas, CA, November 8, 2022: View, Inc. (Nasdaq: VIEW) (“View” or the “Company”), a leader in smart building platforms and technologies, today announced financial results for Q3 2022.

“I am proud of the View team and what we have accomplished together building great products and serving our customers well to drive transformation in the real estate industry,” said Dr. Rao Mulpuri, CEO of View. “With proven products installed in 100 million square feet of buildings and market leading customers, we are excited about the next stage of our journey. We have in place the manufacturing capacity, operational infrastructure, and capital to support our growth and execute on our profitability milestones.”

Q3 2022 Results

Q3 2022 revenue of $24 million represents a 26% year-over-year increase from Q3 2021, due to growth across all product lines, including Smart Glass, Smart Building Platform and Smart Building Technologies. Year-to-date revenue of $57 million represents a 25% year-over-year increase.

Q3 2022 cost of revenues of $49 million represents a 5% year-over-year decrease from Q3 2021. The decrease in cost of revenues was primarily driven by a decrease in new contract loss accruals, recently implemented cost savings initiatives and improved inventory management, partially offset by higher costs associated with increased Smart Building Platform revenues and higher production requirements. Year-to-date cost of revenue declined by 6% y/y compared to the same period in 2021. Cost of revenues continue to decrease as a percentage of revenues, reflecting the benefit of growing revenues over the Company’s fixed costs.

View incurred $16 million in Research and Development (“R&D”) expenses in Q3 2022, a decrease of 57% from Q3 2021. The decrease in R&D expenses was primarily driven by a reduction in depreciation expense following a one-time charge in Q3 2021 of $14 million, completion of R&D projects and cost savings initiatives.

View incurred $41 million in Selling, General and Administrative (“SG&A”) expenses, an increase of 8% from Q3 2021, primarily due to an increase in non-cash Employee Stock Based Compensation expense. Other spending in SG&A was held relatively flat compared to the year prior.

$200 million Convertible Notes

On October 27th, View announced it raised $200 million in Convertible Senior Notes to support the Company’s continued growth and path to profitability. The investment was led by RXR-affiliated investment vehicles, with participation from USAA Real Estate, Anson Funds, and the Environmental Strategies Group of BNP Paribas Asset Management, as well as other new and existing investors.

This investment by leading real estate developers and operators represents an endorsement of View’s leadership position and vision for transforming real estate into more sustainable, healthier, and smarter infrastructure built to better serve users.

Investment Tax Credit

In August, the Inflation Reduction Act of 2022 was signed into law and included smart windows under Section 48 ITC, which provides a tax credit similar to solar, wind and storage. This is a major inflection point for the industry and is intended to accelerate deployment of smart windows.

View Smart Windows are expected to qualify for a 30% to 50% tax credit. The Company expects ITC to bring smart windows to cost parity with conventional windows and be the catalyst to drive mass adoption of smart windows.

Full Year 2022 Outlook

With continued execution and momentum year-to-date, the Company reaffirms full year 2022 revenues in the range of $100 million to $110 million, driven by volume growth, strong ASPs, and continued traction with Smart Building Platform and Smart Building Technologies products.

Conference Call and Webcast Details

View will host a conference call to discuss its results on November 8th, 2022, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The live webcast of the call can be accessed at the View Investor Relations website at https://investors.view.com, along with the Company’s earnings press release.

The U.S. dial-in for the call is 1-877-524-8416 (1-412-902-1028 for non-U.S. callers). Callers should ask to join the View, Inc. call. A replay of the conference call will be available for 1 week after the call, while an archived version of the webcast will be available on the View Investor Relations website for 90 days. The U.S. dial-in for the conference call replay is 1-877-660-6853 (1-201-612-7415 for non-U.S. callers). The replay access code is 13734266.

Forward-Looking Statements

This press release and certain materials View files with the SEC, as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. There can be no assurance that these forward-looking statements will be achieved; these statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. View’s business is subject to a number of risks, which are described more fully in View’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Financial Information; Non-GAAP Financial Measures

This press release contains certain financial information and data that was not prepared in accordance with United States generally accepted accounting principles (“GAAP”). These non-GAAP measures, and other measures that are calculated using such non-GAAP measures, are an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP.

The Company presents these non-GAAP amounts because management believes they provide useful information to management and investors regarding certain financial and business trends relating to View’s financial condition and results of operations, and they assist management and investors in comparing the Company’s performance across reporting periods on a consistent basis. View’s management uses these non-GAAP measures for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. View believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends in and in comparing View’s financial measures with those of other similar companies, many of which present similar non-GAAP financial measures to investors. View’s management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.

However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore View’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations from GAAP to non-GAAP results are included in the financial statements contained in this release.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically adjust in response to outdoor conditions, eliminating the need for blinds and increasing access to natural light. Every View installation includes a cloud-connected smart building platform that can easily be extended to reimagine the occupant experience. View’s products are installed in offices, apartments, airports, hotels, and educational facilities. For more information, please visit: www.view.com.

For further information:

Investors:

Samuel Meehan

View, Inc.

IR@View.com

408-493-1358

VIEW, INC.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	2022	2021	2022	2021
Revenue	$23,762	$18,884	$57,090	$45,579
Costs and expenses:
Cost of revenue	49,126	51,828	129,219	137,617
Research and development	15,554	36,314	56,157	73,924
Selling, general, and administrative	41,174	38,210	124,888	94,543

Total costs and expenses	105,854	126,352	310,264	306,084

Loss from operations	(82,092)	(107,468)	(253,174)	(260,505)
Interest and other expense (income), net
Interest expense, net	58	287	324	5,906
Other expense (income), net	118	(100)	259	6,320
Gain on fair value change, net	(226)	(13,078)	(6,511)	(18,426)
Loss on extinguishment of debt	—	—	—	10,018

Interest and other (income) expense, net	(50)	(12,891)	(5,928)	3,818

Loss before provision (benefit) for income taxes	(82,042)	(94,577)	(247,246)	(264,323)
Provision (benefit) for income taxes	23	(425)	77	(416)

Net and comprehensive loss	$(82,065)	$(94,152)	$(247,323)	$(263,907)

Net loss per share, basic and diluted	$(0.38)	$(0.44)	$(1.15)	$(1.64)

Weighted-average shares used in calculation of net loss per share, basic and diluted	214,775,043	212,154,820	214,422,143	160,497,517

VIEW, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$51,272	$281,081
Accounts receivable, net of allowances	23,934	30,605
Inventories	17,852	10,267
Prepaid expenses and other current assets	34,529	21,579

Total current assets	127,587	343,532
Property and equipment, net	262,549	268,401
Restricted cash	16,444	16,462
Right-of-use assets	19,167	21,178
Other assets	27,186	29,493

Total assets	$452,933	$679,066

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,232	$24,186
Accrued expenses and other current liabilities	54,782	59,456
Accrued compensation	11,430	9,508
Deferred revenue	7,677	11,460

Total current liabilities	89,121	104,610
Debt, non-current	13,225	13,960
Sponsor earn-out liability	1,260	7,624
Lease liabilities	20,485	22,997
Other liabilities	41,068	50,537

Total liabilities	165,159	199,728
Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	2,792,406	2,736,647
Accumulated deficit	(2,504,654)	(2,257,331)

Total stockholders’ equity	287,774	479,338

Total liabilities and stockholders’ equity	$452,933	$679,066

VIEW, INC.

Condensed Consolidated Statements of Cash Flow

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(247,323)	$(263,907)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,797	35,200
Loss on extinguishment of debt	—	10,018
Gain on fair value change, net	(6,511)	(18,426)
Stock-based compensation	58,835	55,207
Other	1,008	1,524
Net changes in operating assets and liabilities	(28,007)	(8,360)

Net cash used in operating activities	(204,201)	(188,744)

Cash flows from investing activities:
Purchases of property and equipment	(14,396)	(15,419)
Disbursement under loan receivable	(5,160)	—
Acquisition, net of cash acquired	—	(4,938)

Net cash used in investing activities	(19,556)	(20,357)

Cash flows from financing activities:
Repayment of revolving debt facility	—	(257,454)
Repayment of other debt obligations	(735)	—
Payments of obligations under finance leases	(400)	(520)
Proceeds from issuance of common stock upon exercise of stock options	—	403
Proceeds from reverse recapitalization and PIPE financing	—	815,184
Payment of transaction costs related to reverse recapitalization	—	(41,655)
Taxes paid related to the net share settlement of equity awards	(3,076)	—

Net cash (used in) provided by financing activities	(4,211)	515,958

Net (decrease) increase in cash, cash equivalents, and restricted cash	(227,968)	306,857
Cash, cash equivalents, and restricted cash, beginning of period	297,543	74,693

Cash, cash equivalents, and restricted cash, end of period	$69,575	$381,550

Supplemental disclosure of cash flow information:
Cash paid for interest	$55	$19,366
Non-cash investing and financing activities:
Payables and accrued liabilities related to purchases of property and equipment	$1,569	$2,749
Conversion of redeemable convertible preferred stock to common stock	$—	$1,812,678
Conversion of redeemable convertible preferred stock warrants to common stock warrants	$—	$7,267
Common stock issued in exchange for services associated with the reverse recapitalization	$—	$7,500
Common stock issued upon vesting of restricted stock units	$6,651	$539

VIEW, INC.

Selected Financials and Reconciliation of GAAP Measures to Non-GAAP Measures

(unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Revenue	$23,762	$18,884	$57,090	$45,579

Cost of revenue
GAAP cost of revenue	$49,126	$51,828	$129,219	$137,617
Stock-based compensation	(418)	(1,286)	(1,126)	(3,461)

Non-GAAP cost of revenue	$48,708	$50,542	$128,093	$134,156

Research and development expense
GAAP Research and development expense	$15,554	$36,314	$56,157	$73,924
Stock-based compensation	(2,032)	(2,670)	(3,587)	(6,213)

Non-GAAP research and development expense	$13,522	$33,644	$52,570	$67,711

Selling, general, and administrative expense
GAAP selling, general, and administrative expense	$41,174	$38,210	$124,888	$94,543
Stock-based compensation	(20,776)	(18,514)	(54,122)	(45,533)

Non-GAAP selling, general, and administrative expense	$20,398	$19,696	$70,766	$49,010

Net loss
GAAP net loss	$(82,065)	$(94,152)	$(247,323)	$(263,907)
Stock-based compensation	23,226	22,470	58,835	55,207
Gain on fair value change, net	(226)	(13,078)	(6,511)	(18,426)
Loss on extinguishment of debt	—	—	—	10,018

Non-GAAP net loss	$(59,065)	$(84,760)	$(194,999)	$(217,108)

Adjusted EBITDA
GAAP loss from operations	$(82,092)	$(107,468)	$(253,174)	$(260,505)
Stock-based compensation	23,226	22,470	58,835	55,207

Non-GAAP loss from operations	(58,866)	(84,998)	(194,339)	(205,298)
Depreciation and amortization	5,923	21,180	17,797	35,200

Adjusted EBITDA	$(52,943)	$(63,818)	$(176,542)	$(170,098)